                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            SWISS ARMY BRANDS, INC.

                                       AT

                              $9.00 NET PER SHARE

                                       BY

                             SABI ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                                 VICTORINOX AG

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, AUGUST 19, 2002 UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.10 PER SHARE (THE "SHARES"), OF SWISS ARMY BRANDS, INC. ("SABI" OR THE "COMPANY") WHICH, WHEN ADDED TO THE SHARES ALREADY OWNED BY VICTORINOX AG ("VICTORINOX"), SABI ACQUISITION CORP. ("PURCHASER") AND THEIR AFFILIATES, OTHER THAN THE COMPANY AND ITS SUBSIDIARIES (COLLECTIVELY, THE "VICTORINOX GROUP"), WILL CONSTITUTE NOT LESS THAN NINETY PERCENT (90%) OF THE TOTAL NUMBER OF OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13.
                             ---------------------
     A SPECIAL COMMITTEE OF DIRECTORS APPOINTED BY THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS ADVISABLE, FAIR TO AND IN THE BEST INTEREST OF THE STOCKHOLDERS OF THE COMPANY WHO ARE UNAFFILIATED WITH VICTORINOX AND HAS UNANIMOUSLY RECOMMENDED THAT SUCH UNAFFILIATED STOCK HOLDERS TENDER THEIR SHARES IN THE OFFER.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                                   IMPORTANT

     Any stockholder of the Company wishing to tender Shares in the Offer must
(i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

     Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                             ---------------------

July 23, 2002

                               TABLE OF CONTENTS


                                                                      PAGE
                                                                      ----
SUMMARY TERM SHEET..................................................    ii
INTRODUCTION........................................................     1
SPECIAL FACTORS.....................................................     3
  I.    Background of Victorinox's Investment in the Company........     3
  II.   Background of the Offer.....................................     5
  III.  Purpose and Structure of the Offer and Merger; Reasons of
        Victorinox for the Offer and the Merger; Plans for the
        Company; Effects of the Offer and the Merger................     7
  IV.   Position of Victorinox and Purchaser regarding Fairness of
        the Offer and the Merger....................................     8
  V.    Reports, Opinions and Appraisals............................    10
  VI.   Related Party Transactions..................................    16
  VII.  Transactions and Arrangements Concerning the Shares.........    18
 VIII.  Interests of Certain Parties in the Offer and the Merger....    19

THE TENDER OFFER....................................................    22
  1.    Terms of the Offer..........................................    22
  2.    Acceptance for Payment and Payment for Shares...............    23
  3.    Procedures for Accepting the Offer and Tendering Shares.....    24
  4.    Withdrawal Rights...........................................    27
  5.    Certain United States Federal Income Tax Consequences.......    28
  6.    Price Range of Shares; Dividends............................    29
  7.    Certain Information Concerning the Company..................    29
  8.    Certain Information Concerning Victorinox and Purchaser.....    30
  9.    Source and Amount of Funds..................................    31
  10.   Appraisal Rights............................................    31
  11.   Certain Effects of the Offer................................    32
  12.   Dividends...................................................    33
  13.   Certain Conditions of the Offer.............................    33
  14.   Certain Legal Matters; Regulatory Approvals.................    35
  15.   Fees and Expenses...........................................    36
  16.   Miscellaneous...............................................    37
SCHEDULE I   Directors and Executive Officers of Victorinox and         38
             Purchaser..............................................
SCHEDULE II  Purchases of Shares by Victorinox and Charles Elsener,
             Sr. During the Last Two Years..........................    39
SCHEDULE III Section 262 of the General Corporation Law of the State    41
             of Delaware............................................

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

     - We are SABI Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Victorinox AG, a corporation organized under the laws of Switzerland. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

     - Victorinox AG (also known as Victorinox Cutlery Company) is a privately held company headquartered in Ibach-Schwyz, Switzerland. Founded in 1884, Victorinox is the creator and producer of Victorinox(R) original Swiss Army(TM) knife. Victorinox produces over 400 types of household and professional knives, and its products are exported to over 100 countries. Swiss Army Brands, Inc. is Victorinox's largest single customer and has been distributing Victorinox products since 1937, including the Victorinox(R) original Swiss Army(TM) knife. Approximately half of the Company's revenues for 2000 and 2001 were derived from sales of products supplied to the Company by Victorinox. See Section I. Victorinox holds approximately 67.8% of the shares of common stock of Swiss Army Brands.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     - We are seeking to purchase all of the outstanding shares of common stock, par value $.10 per share, of Swiss Army Brands. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     - We are offering to pay $9.00 per share, net to you, in cash, less any required withholding of taxes and without payment of interest. See the "Introduction" and Section 1.

     - If you are the record owner of your shares and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction." In addition, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal, you may be subject to required backup federal income tax withholding. See Section 3.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - The offer is conditioned upon, among other things, (i) satisfaction of the minimum tender condition, which requires there being validly tendered and not withdrawn that number of shares of common stock of Swiss Army Brands which, when added to the shares already owned by Victorinox and its affiliates (other than Swiss Army Brands and its subsidiaries), will constitute not less than ninety percent (90%) of the total number of outstanding shares as of the date the shares are accepted for payment pursuant to the offer, (ii) the special committee of the board of directors of Swiss Army Brands not having withdrawn, amended or qualified in any way its determination that the offer is advisable, fair to and in the best interests of the stockholders of the Company or its recommendation that you accept the offer and (iii) the board of directors of Swiss Army Brands not having taken a position or action contrary to such determination and recommendation of the special committee. For a complete description of all of the conditions to which the offer is subject, see Section 13.

       DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     - Yes. We will obtain all necessary funds from Victorinox to purchase your shares. The offer is not conditioned upon any financing arrangements. See
       Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

     - No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

      - the offer is being made for all outstanding shares solely for cash;

      - we, through our parent company, Victorinox, have sufficient funds available to purchase all shares successfully tendered in the offer;

      - the offer is not subject to any financing condition; and

      - if we consummate the offer, we will effect a merger transaction pursuant to which all remaining shares will be automatically converted into the right to receive $9.00 per share.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

     - You will have at least until 12:00 midnight, New York City time, on Monday, August 19, 2002, to tender your shares in the offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described later in this offer to purchase. See
       Section 1.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     - Yes. We may elect to extend the offer one or more times if a sufficient number of shares are not tendered to meet the minimum tender condition or if any other condition is not fulfilled or waived by us. We may also be required to extend the offer by the rules of the Securities and Exchange Commission.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     - If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that extension and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WILL THERE BE A SUBSEQUENT OFFER PERIOD?

     - We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered in the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration.

HOW DO I TENDER MY SHARES?

     - To tender your shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, prior to the expiration of the tender offer. If your shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - You may withdraw your previously tendered shares at any time until the offer has expired and, if we have not accepted your shares for payment by September 21, 2002, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to shares tendered in any subsequent offering period, if one is provided. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHEN WILL PAYMENT BE MADE FOR ACCEPTED SHARES?

     - If all of the conditions of the offer are satisfied or waived and your shares are accepted for payment, we will pay you promptly after the expiration of the offer. See Section 2.

WHAT WILL THE U.S. FEDERAL INCOME TAX CONSEQUENCES BE FOR U.S. TAXPAYERS?

     - The sale of your shares pursuant to the offer will be a taxable event. See Section 5.

WHAT DOES SWISS ARMY BRANDS THINK OF THE OFFER?

     - A special committee of directors was appointed by the board of directors of Swiss Army Brands to evaluate the fairness of the offer and was authorized to make a recommendation regarding the offer to stockholders. The special committee has unanimously determined that the offer is advisable, fair to and in the best interests of the stockholders of Swiss Army Brands (other than Victorinox and its affiliates) and has unanimously recommended that stockholders accept the offer and tender their shares in the offer. The special committee's determination and recommendation is contained in the Solicitation/ Recommendation Statement on Schedule 14D-9, which was filed by Swiss Army Brands with the Securities and Exchange Commission in connection with the offer and which is being furnished to stockholders concurrently with this offer to purchase. Stockholders should read the Solicitation/ Recommendation Statement for additional information regarding the special committee's determination and recommendation.

WHAT WILL HAPPEN IF ALL OF THE SHARES OF SWISS ARMY BRANDS ARE NOT TENDERED IN THE OFFER?

     - If we purchase shares of Swiss Army Brands in the offer, we will merge with and into Swiss Army Brands. If that merger occurs, Swiss Army Brands will then become a wholly owned subsidiary of Victorinox and each share that remains outstanding (other than shares (i) held in the treasury of Swiss Army Brands, (ii) owned by us or Victorinox or (iii) held by stockholders seeking appraisal for their shares) will be canceled and converted automatically into the right to receive $9.00 per share in cash (or any greater amount per share paid pursuant to the offer). See the "Introduction."

IF THE SHARES TENDERED ARE ACCEPTED FOR PAYMENT, WILL SWISS ARMY BRANDS CONTINUE AS A PUBLIC COMPANY?

     - No. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, Swiss Army Brands will no longer be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there will likely be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or other securities exchanges, there will likely not be an active public trading market for the shares, and Swiss Army Brands will likely cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     - If you decide not to tender your shares in the offer and the merger occurs, you will receive the same amount of cash per share that you would have received had you tendered your shares in the offer, without any interest being paid on such amount, subject to any dissenters' rights properly exercised under Delaware law. If you decide not to tender your shares in the offer and we purchase the tendered shares, but the merger does not occur, there will likely be so few remaining stockholders and publicly traded shares that Swiss Army Brands common stock will no longer be eligible to be traded through the Nasdaq National Market or other securities exchanges and there will likely not be an active public trading market for the shares. Also, as described above, Swiss Army Brands will likely no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     - On June 11, 2002, the last trading day before we announced the tender offer, the closing sale price of the common stock of Swiss Army Brands reported on the Nasdaq National Market was $6.35 per share. On July 22, 2002, the last trading day before we commenced the tender offer, the closing sale price of the common stock of Swiss Army Brands reported on the Nasdaq National Market was $9.01. See Section 6.

WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     - You may call MacKenzie Partners, Inc. at (800) 322-2885 (toll free). See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Swiss Army Brands, Inc.:

                                  INTRODUCTION

     SABI Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Victorinox AG, a Swiss corporation ("Victorinox"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of Swiss Army Brands, Inc., a Delaware corporation ("SABI" or the "Company"), at a price of $9.00 per Share, net to the seller in cash, less any required withholding of taxes and without payment of interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Nonetheless, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 30% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Victorinox or Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 15.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn that number of Shares which, when added to the Shares already owned by Purchaser, Victorinox and their affiliates, other than the Company and its subsidiaries (collectively, the "Victorinox Group"), will constitute not less than ninety percent (90%) of the total number of outstanding Shares as of the date the Shares are accepted for payment pursuant to the offer (the "Minimum Condition").

     According to the Company, there were 8,275,811 Shares outstanding as of July 15, 2002. Of the Shares outstanding, 5,609,105 are held by the Victorinox Group. Accordingly, Purchaser believes that the Minimum Condition will be satisfied if at least approximately 1,839,125 of the Shares not held by the Victorinox Group are validly tendered and not withdrawn prior to the Expiration Date (as defined herein).

     The board of directors of the Company (the "Board of Directors") appointed a special committee (the "Special Committee") to evaluate the fairness of the Offer and authorized it to make a recommendation to stockholders of the Company. The Special Committee has unanimously determined that the Offer is advisable, fair to and in the best interests of the stockholders (other than the Victorinox Group) and has recommended that stockholders accept the Offer and tender their Shares in the Offer. The Special Committee's recommendation is contained in the Solicitation/Recommendation Statement on Schedule 14D-9 (the "14D-9"), which was filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being furnished to stockholders concurrently with this Offer to Purchase. Stockholders should read the 14D-9 for additional information regarding the Special Committee's determination and recommendation.

     Purchaser may waive, in its sole discretion, any of the conditions to the Offer, other than the Minimum Condition. See Section 13.

     Needham and Company, Inc., the financial advisor to the Special Committee, has delivered its written opinion, dated June 14, 2002, to the effect that as of that date and based upon and subject to the assumptions, factors and limitations set forth in such opinion, the $9.00 per Share cash consideration to be received by stockholders of the Company, other than the Victorinox Group, pursuant to the Offer was fair from a financial point of view to such stockholders. A copy of the written opinion, which sets forth the procedures followed, the assumptions made, matters considered and limitations of review undertaken, is included as Exhibit (c) to the Schedule TO filed with the SEC by Victorinox and Purchaser in connection with the Offer (the "Schedule TO"). Purchaser encourages each stockholder to read this opinion carefully in its entirety. The advisory services and the written opinion of Needham were provided for the information of the Special Committee in its evaluation of the Offer and the opinion is not intended to be, nor does it constitute, a recommendation to any stockholder as to whether or not such stockholder should tender its Shares in the Offer. See
Section V.

     If the Minimum Condition and other conditions to the Offer are satisfied and the Offer is consummated, the Victorinox Group will, collectively, own at least ninety percent (90%) of the total number of Shares outstanding. In such event, Purchaser will effect a merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without any prior notice to, or any action by, any other stockholder of the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, or owned by any subsidiaries of the Company or the Victorinox Group, all of which will be cancelled and retired and shall cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the DGCL), will be converted into the right to receive the same $9.00 per Share cash consideration as stockholders who tendered their Shares pursuant to the Offer. If the Merger is consummated, stockholders who have not tendered there Shares in the Offer and who demand and fully perfect appraisal rights under the DGCL will be entitled to receive, in connection with the Merger, cash equal to the fair value of their Shares as determined pursuant to the procedures prescribed by the DGCL. See
Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in
Section 5.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

I.  BACKGROUND OF VICTORINOX'S INVESTMENT IN THE COMPANY

     The Company is the exclusive distributor in the United States, Canada (with one minor exception for cutlery) and the Caribbean of the following products manufactured by Victorinox: Victorinox(R) original Swiss Army(TM) knife, SwissTool(TM), SwissCard(R), Victorinox(R) cutlery and Victorinox(R) Swiss-made watches. Approximately half of the Company's revenues for 2000 and 2001 were derived from sales of products supplied to the Company by Victorinox. In addition, Victorinox has granted the Company the right to utilize and sub-license the Victorinox trademarks and the Victorinox Crest design to third parties for Victorinox(R) Travel Gear and Victorinox(R) Apparel.

     The Company, Victorinox's largest single customer, has been distributing Victorinox's products since 1937. Distribution was on a non-exclusive basis for more than 45 years until, as a result of understandings reached on the Company's behalf by Mr. Louis Marx, Jr. and Mr. Stanley R. Rawn, Jr., both now directors of the Company, and Victorinox, the Company became Victorinox's exclusive U.S. distributor of Victorinox(R) original Swiss Army(TM) knives under an agreement dated December 12, 1983 (as subsequently amended, the "U.S. Distribution Agreement"). In 1992 and 1993, Messrs. Marx and Rawn held extensive conversations with Victorinox looking to expand the scope of the Company's exclusive territory. This resulted in the Company obtaining exclusive distribution rights first in Canada, and then in Bermuda and the Caribbean areas, as well as the Company's being granted exclusive U.S., Canadian and Caribbean distribution rights to Victorinox(R) watches. In consideration of the grant of the Canadian distribution rights in 1992, the Company issued to Victorinox 277,066 shares of Common Stock. Prior to this issuance of such shares, Victorinox was not a stockholder of the Company. In consideration for the grant by Victorinox of the Caribbean distribution rights in 1993, the Victorinox(R) watch distribution rights and the acquisition by the Company of Victorinox's 20% interest in a subsidiary of the Company, the Company issued to Victorinox a five-year warrant to purchase 1,000,000 shares of Common Stock. Victorinox exercised the warrant in full in April 1994 at a price per share of $9.75, a discount of $4.25 per share from the then current market price of Common Stock. These 1,000,000 shares were subsequently sold to Brae Group, Inc. ("Brae") in exchange for shares of the common stock of that corporation. Brae is a corporation of which Victorinox owns slightly less than 50% and which, through ownership of a class of "super voting" stock, is controlled by Mr. Marx.


     During the period of March 3, 1995 through April 4, 1995, Victorinox purchased a total of 675,000 shares of Common Stock in open market transactions for an aggregate purchase price (including brokerage commissions) of $7,432,228.20 paid in cash from Victorinox's working capital.



     On April 6, 1995, Victorinox purchased a total of 115,000 shares of Common Stock in open market transactions for an aggregate purchase price (including brokerage commissions) of $1,264,945 paid in cash from Victorinox's working capital.



     In June 1996, Victorinox purchased a total of 118,200 shares of Common Stock in open market transactions for an aggregate purchase price (including brokerage commissions) of $1,414,001 paid in cash from Victorinox's working capital.



     During the period of June 17, 1996 through October 23, 1996, Victorinox purchased a total of 88,300 shares of Common Stock in open market transactions for an aggregate purchase price (including brokerage commissions) of $1,157,475 paid in cash from Victorinox's working capital.



     During the period of October 17, 1997 through November 4, 1997, Victorinox purchased a total of 717,500 shares of Common Stock in open market transactions for an aggregate purchase price (including brokerage commissions) of $7,651,719 paid in cash from Victorinox's working capital.



     During the period of November 17, 1997 through December 22, 1997, Victorinox purchased a total of 226,000 shares of Common Stock in open market transactions for an aggregate purchase price (including brokerage commissions) of $2,351,937.50 paid in cash from Victorinox's working capital.

     During the period of October 18, 1998 through November 3, 1998, Victorinox purchased a total of 113,500 shares of Common Stock in open market transactions for an aggregate purchase price (including brokerage commissions) of $1,193,062.50 paid in cash from Victorinox's working capital.



     During the period of December 9, 1998 through April 16, 1999, Victorinox purchased a total of 727,200 shares of Common Stock in both open market and private transactions for an aggregate purchase price (including brokerage commissions) of $5,898,975 paid in cash from Victorinox's working capital.



     During the period of May 1999 through September 28, 2000, Victorinox purchased a total of 85,200 shares of Common Stock in open market transactions for an aggregate purchase price (including brokerage commissions) of $740,600.45 paid in cash from Victorinox's working capital.



     On November 11, 2000, Victorinox and Brae entered into a letter agreement (the "Private Purchase Agreement") pursuant to which Victorinox agreed to purchase 1,917,900 shares of Common Stock for an aggregate purchase price of $9,589,500. Under the terms of the Private Purchase Agreement, the $9,589,500 aggregate purchase price to be paid by Victorinox for the shares of Common Stock will be paid by the satisfaction of indebtedness owed by Brae to Victorinox.



     In December 2000, Victorinox acquired 1,917,000 shares of Common Stock from Brae in satisfaction of $9,589,500 of indebtedness owed by Brae to Victorinox. As a result of the acquisition of these Shares, Victorinox acquired a majority equity interest in the Company. See Section VI.



     During the period of January 2001 through March 2001, Victorinox purchased:
(i) 40,000 shares of Common Stock in an open market transaction on January 18, 2001 for an aggregate purchase price of $248,000, (ii) 40,800 shares of Common Stock in an open market transaction on March 13, 2001 for an aggregate purchase price of $265,200, and (iii) 1,700 shares of Common Stock in an open market transaction on March 14, 2001 for an aggregate purchase price of $10,518.75. The $523,718.55 aggregate purchase price paid by Victorinox for the shares was paid in cash from Victorinox's working capital.



     During the period of April 2001 through June 2001, Victorinox purchased:
(i) 15,000 shares of Common Stock in an open market transaction on April 20, 2001 for an aggregate purchase price of $95,700, (ii) 17,500 shares of Common Stock in an open market transaction on May 1, 2001 for an aggregate purchase price of $110,950, (iii) 25,000 shares of Common Stock in an open market transaction on May 29, 2001 for an aggregate purchase price of $165,500, and
(iv) 30,000 shares of Common Stock in an open market transaction on June 27, 2001 for an aggregate purchase price of $201,000. The $573,150 aggregate purchase price paid by Victorinox for shares was paid in cash from Victorinox's working capital.



     During the period of August 2001 through September 2001, Victorinox purchased: (i) 15,000 shares of Common Stock in an open market transaction on August 13, 2001 for an aggregate purchase price of $98,250, (ii) 26,000 shares of Common Stock in an open market transaction on September 5, 2001 for an aggregate purchase price of $175,500, (iii) 12,000 shares of Common Stock in an open market transaction on September 5, 2001 for an aggregate purchase price of $83,760, (iv) 17,500 shares of Common Stock in an open market transaction on September 18, 2001 for an aggregate purchase price of $115,850, (v) 1,000 shares of Common Stock in an open market transaction on September 21, 2001 for an aggregate purchase price of $6,380, (vi) 12,500 shares of Common Stock in an open market transaction on September 25, 2001 for an aggregate purchase price of $79,125, (vii) 10,900 shares of Common Stock in an open market transaction on September 26, 2001 for an aggregate purchase price of $66,490, and (viii) 2,500 shares of Common Stock in an open market transaction on September 28, 2001 for an aggregate purchase price of $15,525. The $640,880 aggregate purchase price paid by Victorinox for the shares was paid in cash from Victorinox's working capital.



     On October 5, 2001, Victorinox purchased: (i) 7,600 shares of Common Stock in an open market transaction for an aggregate purchase price of $50,920; and
(ii) on October 10, 2001, 1,100 shares of Common Stock in an open market transaction for an aggregate purchase price of $7,150. The $58,070 aggregate purchase price paid by Victorinox for the shares was paid in cash from Victorinox's working capital.



     On September 14, 2000, Charles Elsener, Sr. purchased 248,205 shares of Common Stock in an open market block trade transaction for an aggregate purchase price of $1,202,243 paid in cash from Mr. Elsener's personal funds. On September 26, 2000, Charles Elsener, Sr. purchased 37,000 shares of Common Stock in an open market block trade transaction for an aggregate purchase price of $201,187.50 paid in cash from Mr. Elsener's personal funds.



     In October 2000, Mr. Elsener purchased: (i) 20,000 shares of Common Stock in an open market block trade transaction on October 10, 2000 for an aggregate purchase price of $115,000, paid in cash from Mr. Elsener's personal funds, (ii) 27,500 shares of Common Stock in an open market block trade transaction on October 10, 2000 for an aggregate purchase price of $160,875, paid in cash from Mr. Elsener's personal funds, and (iii) 14,000 shares of Common Stock in an open market block trade transaction on October 24, 2000 for an aggregate purchase price of $81,900, paid in cash from Mr. Elsener's personal funds.


II.  BACKGROUND OF THE OFFER


     Due to the commercial relationships between Victorinox and Purchaser as described in Section I -- "Background of Victorinox's Investment in the Company" and Section III -- "Reasons for the Offer and Merger and Effect," officers and directors of Victorinox (particularly, Charles Elsener, Sr., its Chairman and Chief Executive Officer, and Charles Elsener, Jr., its President) and officers and directors of the Company confer on a variety of business issues on a daily basis. In early January 2000, Peter Gilson, then the Chairman of the Board of the Company and now also its Chief Executive Officer, initiated a general discussion with Charles Elsener, Sr. and Charles Elsener, Jr. regarding the potential advantages, including cost savings, that could be realized if the Company were to "go private" through an acquisition by Victorinox. The Elseners indicated at that time that they were not interested in such a transaction. During routine business and product review meetings held in June 2000, Mr. Elsener reiterated the fact that Victorinox did not want to proceed with any privatization efforts. A year and a half later, in December 2001, Mr. Gilson and the Elseners discussed the possibility of a transaction that would result in Victorinox becoming the 100% owner of the Company. Among the reasons discussed for a transaction were the business relationship between Victorinox and the Company, the avoidance of the costs of SABI being a publicly traded reporting company and the increased financial stability that Victorinox could bring to the Company. During the course of these discussions, the Elseners restated their unwillingness to proceed with such a transaction.



     On January 31 and February 1, 2002, Charles Elsener, Jr. attended routine business and product review meetings with the Company at its headquarters in Connecticut. Victorinox determined that the challenges to its core business in the territories covered by the Company could best be addressed by a company and management team that could have a similar focus and avoid the distractions of public company reporting and other duties. It was at that time that Charles Elsener, Jr. consulted over the telephone with Charles Elsener Sr. and determined that Victorinox should consider its options with respect to the Company, including options that might result in a proposal being made to acquire all of the Common Stock not already owned by the Victorinox Group. After this conversation, Charles Elsener Jr. indicated to Mr. Gilson that Victorinox was considering such options. Victorinox determined to consider such options as a result of the observations and conclusions reached by the Elseners as a result of these meetings. At a Board of Directors meeting held on February 7, 2002, Mr. Gilson informed the Board of his conversations with Victorinox, and the Board established the Special Committee, appointing as its members two of the non-employee directors, A. Clinton Allen and Robert S. Prather, Jr. In regularly scheduled business meetings in Switzerland on February 11 and 12, 2002, Messrs. Elseners and Mr. Gilson continued their discussions regarding the acquisition by Victorinox of all of the Common Stock not already owned by the Victorinox Group.



     During telephone conversations that took place on April 19, 22, and 26, 2002, counsel to Victorinox informed counsel retained by the Special Committee that Victorinox was interested in acquiring all the Common Stock not already owned by Victorinox at a price of $8.00 per share. Victorinox's counsel also indicated that Victorinox was not interested in participating in alternative transactions such as selling its interest to a third party or the sale of any portion of the Company's business. After conferring with the Special Committee on April 30, 2002, counsel to the Special Committee advised counsel to Victorinox that the Special Committee considered $8.00 per share to be inadequate. Victorinox and the Special Committee, through their respective counsel, continued their discussions concerning the price for an acquisition proposal during late April and May 2002. In a telephone conversation held on May 24, 2002, counsel to Victorinox advised counsel to the Special Committee that Victorinox would be willing to consider making a proposal to acquire the Shares of the Company not owned by the Victorinox Group for $9.00 per share. In response to Special Committee inquiries as to whether Victorinox would consider further, direct discussions regarding this proposed price, Victorinox, through its counsel, informed Special Committee counsel that it was not prepared to pay more than $9.00 per share.

     From June 7 to June 11, 2002, Victorinox and its counsel continued discussions and negotiations with the Special Committee and its counsel regarding the structure and other terms of any proposal that Victorinox might make to acquire the Common Stock not already owned by the Victorinox Group.

     On June 12, 2002, Victorinox sent a written proposal to the Special Committee to acquire all of the outstanding Shares not held by the Victorinox Group for a cash purchase price of $9.00 per Share in a tender offer by Purchaser, to be followed by a merger pursuant to which all Shares not tendered would be automatically converted into the right to receive $9.00 per Share (the "Proposal"). The Proposal was conditioned upon, among other things, the Board of Directors recommending to stockholders that they accept the tender offer and the number of shares tendered in the tender offer being a majority of the outstanding Shares not owned by the Victorinox Group.

     On June 12, 2002, Victorinox and the Company issued separate press releases describing the terms of the Proposal and made filings with the SEC with respect thereto. The Company's press release and SEC filing disclosed that the Proposal was being considered by the Board.

     On or about June 13, 2002, Victorinox learned of the filing in the Delaware Court of Chancery of two lawsuits relating to the Proposal (the "Initial Stockholder Suits") against the Company, certain of its directors and officers, and Victorinox. Each of the these Initial Stockholder Suits was filed by a stockholder of the Company on behalf of himself/herself and purportedly on behalf of all stockholders of the Company similarly situated and alleged that, among other things, the proposed $9.00 offer price contained in the Proposal was inadequate and that the named officers and directors had breached their fiduciary duties to such stockholders. On June 17, 2002, the Company issued a press release disclosing the Initial Stockholder Suits and stating the Company's belief that the suits do not state valid claims against the Company or any of its officers or directors. Victorinox subsequently learned of the filing against the Company, certain of its directors and officers, and Victorinox of two additional lawsuits relating to the Proposal (the "Additional Stockholder Suits"), one in the Delaware Court of Chancery and the other in Connecticut Superior Court. Both Additional Stockholder Suits have asserted claims similar to those made in the Initial Stockholder Suits and, like the Initial Stockholder Suits, were brought by stockholders seeking class action representation and certification on behalf of other stockholders. Purchaser and Victorinox do not believe that the Initial Stockholder Suits or Additional Stockholder Suits state valid claims against Victorinox or any of the other defendants named therein.

     On June 14, 2002, Needham & Company, Inc., the financial advisor to the Special Committee, issued its written opinion that as of such date, based upon and subject to the assumptions and limitations described in the opinion, the price of $9.00 per share was fair from a financial point of view to the stockholders of the Company other than the Victorinox Group. A copy of this fairness opinion is filed as an exhibit to the Schedule TO of which this Offer to Purchase forms a part and is reprinted in full at Annex A to the 14D-9 being furnished to stockholders herewith.


     During the week of June 14, 2002, respective counsel to Victorinox, the Company and the Special Committee discussed the conditions set forth in the Proposal. During these conversations, Victorinox's counsel informed the Company and Special Committee counsel that Victorinox was prepared to go forward with its Proposal based on a recommendation of the Special Committee, as opposed to the full Board of Directors, provided that the tender offer minimum condition be raised from a majority of the non-Victorinox Group stockholders to 90% of the outstanding Shares of the Company. This was accepted by the Special Committee, and on June 21, 2002, the Special Committee advised the Board that it was prepared to recommend to the Company's stockholders that they tender their shares pursuant to the Offer subject to the finalization of the Offer and related materials, including the conditions to the Offer, in form satisfactory to the Special Committee.

     On July 19, 2002, the Special Committee was furnished with a draft of the Schedule TO in substantially final form, which contained the final conditions to the Offer, and drafts of related SEC filings to be made by the Company, also in substantially final form. On July 21, 2002, after reviewing the draft filings, including the conditions to the Offer, the Special Committee then authorized its representatives to finalize its recommendation for inclusion in the Schedule 14D-9 to be filed by the Company in connection with the Offer.



III. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF VICTORINOX FOR THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; EFFECTS OF THE OFFER AND THE MERGER


     Purpose. The purpose of the Offer and the Merger is for Victorinox to become the 100% owner of SABI. Upon completion of the Merger that is to occur following consummation of the Offer, the Company will become a wholly owned subsidiary of Victorinox. The acquisition transaction has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to Victorinox and to provide stockholders with cash for all of their Shares as promptly as practicable.


     Reasons for Offer and Merger. The United States is the primary territory in which the Company operates and has distribution and intellectual property rights, and it is also the largest and most important market for Victorinox's(R) original Swiss Army(TM) knives and other products. The success of the Company with respect to these products is vitally important to the success and profitability of Victorinox, and Victorinox has concluded that the best way to ensure that success is to have and exert 100% ownership and control of the Company. Having such ownership and control will allow Victorinox to direct the Company's focus on Victorinox's core pocketknife line of business, which may not at all times be consistent with the interests of the stockholders of the Company who are not affiliated with Victorinox. Victorinox noted that the Company has not been able to meet required minimum purchases of pocketknives from Victorinox for any of the last five years. See Section IV.



     Plans for the Company. Purchaser intends, as soon as practicable following the consummation of the Offer, to consummate the Merger. Following completion of the Offer and the Merger, Victorinox will cause the Company to delist the Common Stock from the Nasdaq National Market and to terminate the registration of the Common Stock under the Securities Exchange Act of 1934. At that point, the Company will be a 100% privately held, nonreporting company.



     Except for such changes as may be attendant to the planned redirected focus and likely resource savings noted above, Victorinox currently intends to cause the business and operations of the Company to continue to be conducted by the Company substantially as they are currently being conducted. However, Victorinox will continue to evaluate the business and operations of the Company after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Victorinox has designated Susanne Rechner as its nominee for the presidency of the Company upon completion of the Offer and the Merger. Ms. Rechner, who currently serves as the Senior Vice President -- Global Watch for the Company and as the CEO of Victorinox-Swiss Army Watch, SA, will replace A. Jeffrey Turner, the Company's current president. Both Mr. Turner and Peter Gilson, the Company's CEO and Chairman of the Board, have informed the Company of their intentions to resign their positions in the immediate future. Victorinox has also decided to reduce the size of the Company's Board from ten seats to seven, and presently intends that the following persons, if willing, will serve as Board members upon completion of the Offer and the Merger: Charles Elsener, Jr; Herbert Friedman; Stephen Mark; Louis Marx, Jr.; Robert Prather; Susanne Rechner and Stanley Rawn, Jr. Each of Messrs. Friedman, Marx, Prather and Rawn are currently directors of the Company. In addition to the foregoing changes, Victorinox may elect and/or substitute individual Board members as it may deem necessary from time to time. From time to time, Victorinox may also request or cause certain changes to be made to various management positions at the Company.



     Effects of the Offer and the Merger. As a result of the Offer and the Merger, the Victorinox Group's interest in the Company's net book value and net earnings or loss will increase from approximately 67.8% to 100% and Victorinox will become the sole stockholder of the Company. Victorinox will be entitled to all benefits resulting from that 100% ownership interest, including all income generated by the Company's operations, any future increase in the Company's value and the right to elect all members of the Board of Directors of the Company and direct its management and policies. Accordingly, current stockholders who are not affiliated with Victorinox will cease to be stockholders and therefore will not participate in any earnings or growth of the Company and will not have any right to vote on any corporate matter. However, these stockholders will not face the risk of any losses generated by the Company's operations or any decline in the value of the Company after completion of the Offer and the Merger. As the 100% owner of the Company, Victorinox will also bear the risk of all losses resulting from the Company's operations and from any decline in the value of the Company following the Offer and the Merger. Victorinox and Purchaser believe that, on balance, given the current market conditions and recent declines in the Company's sales, the current stockholders will benefit more from the significant premium they will receive for their shares than from a continued investment in the Company should the Offer be terminated.



     Victorinox also believes that the Company should also benefit from being a wholly owned subsidiary of Victorinox in that (i) maintaining the Company as a public entity is expensive both in terms of the actual costs, including retaining independent directors and providing audited financial statements and other information to stockholders (approximately $400,000 per year) and the time and attention required of management, whose energies might be better spent on other matters, and (ii) as an integrated part of Victorinox, the Company can be placed on a more stable financial footing than it has been as a "stand-alone" entity. Victorinox is aware that the Company was not in compliance with covenants under its $16 million credit facility agreements at June 30, 2001 and at December 31, 2001. At times in the past, compliance with the Company's bank covenants would not have been achieved without Victorinox's willingness to grant extended payment terms to the Company.



IV. POSITION OF VICTORINOX, PURCHASER AND CHARLES ELSENER, SR. REGARDING FAIRNESS OF THE OFFER AND THE MERGER



     Victorinox, Purchaser and Charles Elsener, Sr. believe that the Offer and the Merger are fair (both in terms of price and structure) to the stockholders of the Company (excluding the Victorinox Group). Victorinox, Purchaser and Charles Elsener, Sr. base their belief on the factors described below.



     - After a thorough review with its independent financial and legal advisors, the Special Committee, comprised of two non-employee directors of the Company unanimously determined that the Offer is advisable, fair to and in the best interests of the stockholders of the Company (other than the Victorinox Group) and recommended to the Company's stockholders to accept the offer and tender their shares in the Offer.



     - On June 14, 2002, the Special Committee received a written opinion from Needham that, as of that date and based upon and subject to the various assumptions and limitations set forth in the opinion, the $9.00 per Share cash consideration to be received by the stockholders of the Company (other than the Victorinox Group) in the Offer was fair to the stockholders of the Company (other than the Victorinox Group) from a financial point of view.


     - During a period of time of approximately two and one half months, the consideration per Share was negotiated at arm's-length with the Special Committee, which, with the assistance of legal advisors, acted independently on behalf of the stockholders unaffiliated with the Victorinox Group, resulting in the final purchase price of $9.00 per Share.

     - Over the course of the past few years, the Company's sales of Victorinox(R) original Swiss Army(TM) knives has declined, largely due to the increased importation into the United States of relatively inexpensive pocketknives and similar devices produced in China. According to figures published by the U.S. Customs Service, during 1985, domestic imports of pocketknives and related products from Switzerland was 3,533,000 units compared to 736,000 from China. By 2001, imports for these products from Switzerland had increased by 38.5% to 4,894,000 units while imports from China increased by over 6,400% to 48,089,000 units. Imports from China now exceed those from Switzerland by a factor of almost 10.

     - As a consequence of these declining sales, the Company has not been able to meet required minimum purchases of pocketknives from Victorinox for any of the last five years. The minimum purchase requirement equals 85% of the maximum amount of pocketknives purchased by the Company from Victorinox in any prior year. Victorinox has the right to terminate the U.S. Distribution Agreement if the minimum purchase requirement in any year has not been met. However, in each of the past five years, Victorinox and the Company have agreed to an amount of pocketknives to be purchased by the Company in lieu of the minimum purchase requirement.

     - The recent terror attacks of September 11, 2001 and events that followed have had a continuing negative impact on Company revenues and profits. Victorinox believes that the general popular climate shaped by these events may have created in the public's mind a negative feeling about pocketknives, especially ones associated with the word "army".

     - The majority of the Company's products are imported from Switzerland and are paid for in Swiss francs. The Company enters into foreign currency contracts and options to hedge the exposure associated with foreign currency fluctuations. Despite such hedging activity, increases in the value of the Swiss franc versus the U.S. dollar will increase the cost of these products to the Company, which may result in reductions in the Company's gross margins.


     - The transaction is procedurally fair to the stockholders of the Company because given the Victorinox Group's current holdings, satisfaction of the Minimum Condition will require that approximately 69% of the Shares held by persons unaffiliated with the Victorinox Group validly tender and do not withdraw their Shares before Purchaser may accept the Offer. Each Company stockholder will be able to decide voluntarily whether or not to tender such stockholder's Shares in the Offer, and if such stockholder elects not to tender, he or she will receive exactly the same type and amount of consideration in the Merger that is expected to follow completion of the Offer.



     - Stockholders who do not tender their Shares in the Offer will be entitled, upon consummation of the Merger following completion of the Offer, to exercise Delaware statutory appraisal rights in the Merger, allowing them to have the fair value of their Shares determined by the Delaware Chancery Court and paid to them in cash.


     - The Shares have historically traded at low volumes resulting in limited liquidity in the Shares, and the Offer and the Merger provide the stockholders with the opportunity to liquidate their holdings in the Company.

     - The consideration of $9.00 per Share to be paid in the Offer and the Merger represents a premium of 41.7% when compared to $6.35, the reported closing price per Share for the day immediately prior to Victorinox's June 12, 2002 announcement of its $9.00 proposal, a premium of approximately 42.2% above the average of the closing price of Shares over the 30 trading days immediately prior to that date, and a premium of approximately 36.8% above the average closing price of $6.58 over the 52-week period immediately prior to that date.

     - The consideration is to be paid to stockholders of the Company entirely in cash.


     The foregoing discussion of the information and factors considered and given weight by Victorinox, Purchaser and Charles Elsener, Sr. is not intended to be exhaustive but does include all the material factors considered by Victorinox, Purchaser and Charles Elsener, Sr. Victorinox, Purchaser's and Charles Elsener, Sr.'s views as to the fairness of the Offer to stockholders of the Company should not be construed as a recommendation to stockholders as to whether they should tender their Shares in the Offer. The Special Committee, comprised of two of the non-employee directors of the Company, retained Needham as its unaffiliated financial representative to prepare an opinion and a report concerning the fairness of the transaction. The opinion and the report are Exhibits (c)(1) and (c)(2), respectively, to the Schedule TO filed by Victorinox and Purchaser in connection with this Offer. The Special Committee retained Lynch, Brewer, Hoffmann & Fink LLP as its unaffiliated legal representative to negotiate the terms of the Offer. While the Board did not make a formal recommendation of the Offer because the Board felt that, due to the appearance of certain conflicts and interrelationships with Victorinox, certain members of the Board could appear to have a conflict of interest in connection with the Proposal, all of the members of the Board have indicated their intent to tender their Shares in the transaction.



     Although the foregoing discussion summarizes all the material factors considered by Victorinox, Purchaser and Charles Elsener, Sr. with respect to the fairness of the Offer, the discussion is not an exhaustive list of all information and factors considered. With respect to their determination of the fairness of the Offer to unaffiliated stockholders of the Company, Victorinox, Purchaser and Charles Elsener, Sr. considered a number of factors which can generally be important in similar transactions -- including the liquidation value of the Company, its net book value, and other recent firm offers for the Shares -- to be irrelevant for their purposes. Victorinox, Purchaser and Charles Elsener, Sr. generally considered the liquidation value of the Company to be irrelevant because of their belief that there would be substantial value in the Company continuing as a going concern, which value would be eliminated in the event of liquidation. Victorinox, Purchaser and Charles Elsener, Sr. believe that an analysis of book value is not a meaningful figure given the nature of the Company's assets and business. Purchaser, Victorinox and Charles Elsener, Sr. are unaware of any recent firm offers for the Shares and Victorinox did not wish to sell its share. Neither Purchaser, Victorinox nor Charles Elsener, Sr. engaged the services of a financial advisor in proposing the Offer and instead relied primarily on the arms' length negotiations with the Company in settling on an offer which each believes to be fair. Based on that negotiation process, Victorinox, Purchaser and Charles Elsener, Sr. concluded that, on balance, the potential benefits of the Offer to the stockholders of the Company outweighed the risks associated therewith. Victorinox, Purchaser and Charles Elsener, Sr. did not find it practicable to, and did not, quantify or otherwise assign relative weight to, the specific positive or negative factors considered in reaching their determination. Instead, they conducted an overall analysis of the factors described above.


V.  REPORTS, OPINIONS AND APPRAISALS

     Needham & Company, Inc. ("Needham") delivered an oral opinion, subsequently confirmed by delivery of a written opinion to the Special Committee of SABI, dated as of June 14, 2002, that, as of that date, and subject to the matters and assumptions set forth in the opinion, the proposed offer price of $9.00 per share was fair from a financial point of view to the holders of shares of SABI other than the Victorinox Group.

     The full text of the written opinion of Needham which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Needham in connection with the opinion, is attached as Annex A to the Schedule 14D-9 and is incorporated by reference in this Schedule 13E-3. Stockholders are urged to, and should read, the opinion in its entirety.

     In arriving at its opinion, Needham, among other things:

     - reviewed certain publicly available information concerning SABI and certain other relevant financial and operating data of SABI furnished to them by SABI;

     - reviewed the historical stock price and trading volume of SABI's Common Stock;

     - held discussions with members of management of SABI concerning SABI's past and current operations, past and current financial conditions, current and future business prospects and long term relationship held with Victorinox;

     - reviewed certain internal financial forecasts prepared by the management of SABI and certain financial forecasts prepared by Needham based on these internal forecasts of SABI's management;

     - compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for SABI;

     - compared precedent transaction multiples in which the acquiror had a preexisting ownership of the target exceeding 50%;

     - compared precedent transaction multiples of selected brand and apparel acquisitions; and

     - performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate.

     Needham assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by it for purposes of this opinion and neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, Needham did not consider the tax implications to SABI, Victorinox or any holders of the SABI's Common Stock in connection with the Proposal. With respect to SABI's financial forecasts, including forecasts of its subsidiaries, provided to Needham by SABI's management, Needham, with SABI's consent and based upon discussions with SABI's management, assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of SABI. Needham expressed no opinion with respect to such forecasts or estimates or the assumptions on which they were based. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of SABI.

     No limitations were imposed by SABI on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion. In connection with its engagement, Needham was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of SABI. In connection with its engagement, Needham was not requested to and did not participate in the negotiation or structuring of the Proposal and accordingly, Needham's opinion did not address and expressed no view as to the relative merits of the Proposal as compared to any alternative business strategies that might have existed for SABI or the effect of any other transaction in which SABI might have engaged. In addition, Needham's opinion did not take into account and was not based on its assessment of the structure or terms of the Proposal and expressed no opinion with respect to (a) the implications of the lack of a binding agreement expressing specific terms upon which the proposed transaction must be consummated, and (b) the potentially adverse effect that termination or modification of the Proposal might have on SABI.

     In preparing its opinion, Needham performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial and comparative analyses performed by Needham in arriving at its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham, the tables must be read together with the full text of each summary.

     The following is a summary of the material financial analyses presented by Needham to the Special Committee in connection with the rendering of its opinion. This summary does not purport to be a complete description of the analyses performed by Needham. Needham made no attempt to assign specific weights to particular analyses or factors considered, but, rather, made qualitative judgments as to the significance and relevance of all the analyses and factors considered. Accordingly, Needham believed that its analysis and summary set forth below, must be considered as a whole and that selecting portions of the analyses and the factors considered by Needham could create a misleading or incomplete view of the processes underlying the analyses performed by Needham..

     VALUATION METHODOLOGY. Needham analyzed the preexisting relationship between SABI and Victorinox, including two joint ventures in which each of SABI and Victorinox own 50% and that are consolidated into SABI's financial results. These two joint ventures are:

     - Xantia S.A., the principal supplier of watches to SABI and manufacturer of watches for third-party customers; and

     - Victorinox Swiss Army Watch S.A. ("VSA"), a watch company that combines the watch businesses of SABI and Victorinox outside the United States, Canada and the Caribbean.

     Given the nature of the transaction, Needham's valuation of SABI was based on the portion of SABI not owned by Victorinox. In addition, Needham's valuation considered all significant non-operating assets of SABI.

     SELECTED COMPANY ANALYSIS. Using publicly available information, Needham compared selected historical and projected financial and market data and ratios for SABI to the corresponding data and ratios of certain other publicly traded companies that Needham deemed relevant because their respective business models focused on brand recognition within the retail industry. The selected public comparables were categorized in three tiers based on market capitalization.

     These companies, referred to as the "selected companies," categorized by tier, are:

          Tier One:  Tiffany & Co.; Coach, Inc.; and Oakley, Inc.

          Tier Two: Energizer Holdings, Inc.; The Timberland Company; Columbia Sportswear Company; Kenneth Cole Productions, Inc.; Fossil, Inc.; Quicksilver, Inc.; and Movado Group, Inc.

          Tier Three: Tropical Sportswear International Corporation; Vans, Inc.; A.T. Cross Company; Perry Ellis International, Inc.; Cutter & Buck, Inc.; and Deckers Outdoor Corporation.

     The following table sets forth information concerning the following multiples for the selected companies and for SABI:

     - total enterprise value as a multiple of last twelve months revenues;

     - total enterprise value as a multiple of estimated calendar 2002 revenues;

     - total enterprise value as a multiple of estimated calendar 2003 revenues;

     - total enterprise value as a multiple of last twelve months earnings before interest, taxes, depreciation and amortization;

     - total enterprise value as a multiple of last twelve months earnings before interest and taxes;

     - price as a multiple of last twelve months earnings per share;

     - price as a multiple of estimated calendar 2002 earnings per share;

     - price as a multiple of estimated calendar 2003 earnings per share; and

     - market value as a multiple of most recent quarter book value.

     Needham calculated multiples for the selected companies and SABI based on the closing stock price of $6.23 on June 10, 2002. The table below sets forth the multiples yielded from the selected company analysis.

                                    ENTERPRISE VALUE/                          PRICE/
                       -------------------------------------------   ---------------------------
                                REVENUES                                                               MARKET
                       --------------------------   EBITDA   EBIT              EPS                  VALUE/LAST Q
                       LTM    CY 2002E   CY 2003E    LTM      LTM     LTM    CY 2002E   CY 2003E        BOOK
                       ----   --------   --------   ------   -----   -----   --------   --------   --------------
TIER ONE
Mean.................  3.3x     2.9x       2.4x     14.7x    18.5x   30.3x    25.5x      21.2x          6.9x
Median...............  3.4x     3.2x       2.4x     14.4x    19.0x   31.7x    26.2x      21.2x          5.0x
High.................  3.5x     3.2x       2.8x     16.0x    19.2x   31.7x    28.0x      24.0x         10.8x
Low..................  3.0x     2.5x       2.0x     13.9x    17.3x   27.4x    22.2x      18.4x          4.7x
TIER TWO
Mean.................  1.3x     1.2x       1.1x      9.5x    11.5x   20.4x    16.8x      14.1x          3.1x
Median...............  1.2x     1.2x       1.1x      8.7x    11.0x   15.6x    16.2x      14.0x          3.7x
High.................  1.7x     1.6x       1.5x     15.4x    18.4x   33.3x    25.3x      20.6x          4.1x
Low..................  1.1x     1.0x       0.9x      6.8x     7.7x   12.6x    12.5x      10.6x          1.5x
TIER THREE
Mean.................  0.6x     0.4x       0.3x      6.3x     9.3x   14.0x    12.7x       7.2x          1.2x
Median...............  0.6x     0.4x       0.3x      6.4x     9.2x   12.0x     8.2x       7.2x          0.9x
High.................  0.9x     0.5x       0.3x      8.7x    12.0x   19.9x    26.8x       7.2x          2.0x
Low..................  0.4x     0.3x       0.3x      4.4x     5.9x   10.3x     7.5x       7.2x          0.8x
SABI*................  0.5X     0.5X       0.4X        NM       NM      NM    36.7X      14.2X          0.7X

The financial data under the column headers CY 2002E and CY 2003E represents estimated financial data for each the respective calendar year.

LTM:  Last twelve months

NM:  Not meaningful

EBIT:  Earnings before interest and taxes

EBITDA:  Earnings before interest, taxes, depreciation and amortization

Last Q Book:  Last quarter's book value

*Multiples employ the $6.23 closing sale price on June 10, 2002 of SABI Common Stock.

     Based on the selected company analysis, a specific maximum and minimum multiple range between the ranges below were used to value SABI consolidated, Xantia S.A. and VSA individually.

METRIC                                                         MULTIPLE RANGE
------                                                         --------------
Total Enterprise Value/CY 2002E Revenue                          0.7x - 1.3x
Total Enterprise Value/LTM EBITDA                               7.5x - 10.2x
Price/CY 2002E Earnings                                        15.0x - 18.3x
Market Value/Most Recent Quarter Book Value                      0.8x - 1.3x

     Valuations based on multiples of estimated 2003 earnings before interest, taxes, depreciation and amortization and estimated 2003 earnings were discounted to present values at discount rates between 13%-14%. To arrive at an implied stock price range for SABI as a stand-alone entity, Needham made three adjustments to the SABI consolidated implied equity valuation range:

     - Deducting 50% of the value of Xantia S.A. held by Victorinox;

     - Deducting 50% of the value of VSA held by Victorinox; and

     - Adding the present value of non-operating assets that consist of life insurance policies held by the Company. The valuation range of the life insurance policies was based on the projected cash values of each policy discounted at 4.0%. SABI provided Needham the projected cash values.

     The valuation based on publicly traded comparable companies yielded a valuation range for SABI net of Victorinox's holdings in Xantia S.A. and VSA from approximately $58.2 million to $102.7 million. These values represent a fully diluted per share value from approximately $6.98 to $11.76.

     DISCOUNTED CASH FLOW ANALYSIS. Needham also performed a discounted cash flow analysis based on the financial information provided by the management of the Company for the fiscal years ending December 31, 2002 to December 31, 2006. The discounted cash flow analysis determined the estimated after-tax cash flows to be generated over the period commencing with the year ending December 21, 2002 and then added a terminal value based upon a range of multiples of earnings before interest, taxes, depreciation and amortization for the year ending December 31, 2004 based on the multiples of comparable companies. The discount range used to calculate the present value of the terminal value and the free cash flows for SABI consolidated, Xantia S.A. and VSA was 10.0% to 15.0%.

     Having valued each entity on a discounted cash flow basis, Needham made three adjustments to the SABI consolidated implied equity valuation range:

     - Deducting 50% of the value of Xantia S.A. held by Victorinox;

     - Deducting 50% of the value of VSA held by Victorinox; and

     - Adding the present value of non-operating assets that consisted of life insurance policies held by the Company. The valuation range of the life insurance policies was based on the projected cash values of each policy discounted at 4.0%. SABI provided Needham the projected cash values.

     The valuation based on discounted cash flow analysis yielded a valuation range for SABI net of Victorinox's holdings in Xantia S.A. and VSA from approximately $65.8 million to $96.6 million. These values represent a fully diluted per share value from approximately $7.84 to $11.15.

     SELECTED TRANSACTION ANALYSIS. Needham analyzed publicly available financial information for selected transactions that were deemed relevant. The first set analyzed transaction multiples in which the acquiror had a preexisting ownership of the target exceeding 50% for transactions since January 1, 2000. The second set analyzed transaction multiples of selected brand and apparel acquisitions since January 1, 1997.

     In examining the selected transactions, Needham analyzed:

     - total enterprise value as a multiple of target's last twelve months net sales;

     - total enterprise value as a multiple of target's last twelve months earnings before interest and taxes;

     - total enterprise value as a multiple of target's last twelve months earnings before interest, taxes, depreciation and amortization;

     - total equity value as a multiple of target's last twelve months net income;

     - total equity value as a multiple of target's most recent quarter book value;

     - one day target stock price premium;

     - percentage of target owned by acquiror prior to announcement; and

     - percentage of target acquired by acquiror post-transaction.

Based on the proposed $9.00 stock price of SABI, Needham calculated the implied premium and multiples of SABI. The following table sets forth information concerning the multiples and transaction premiums resulting from Needham's analysis.

             ACQUIRORS WITH PREEXISTING OWNERSHIP GREATER THAN 50%

                        January 1, 2000 to June 10, 2002

                                                              EQUITY VALUE/
                             ENTERPRISE VALUE/TARGET LTM   -------------------
                             ---------------------------    LTM NET              ONE-DAY
                             NET SALES    EBIT    EBITDA     INCOME      BOOK    PREMIUM   % OWNED   % ACQUIRED
                             ---------   ------   ------   ----------   ------   -------   -------   ----------
Mean.......................     2.1x      17.2x   15.3x       30.5x       2.5x     35.1%    72.8%       85.9%
Median.....................     1.1x      13.1x    9.3x       16.5x       1.8x     24.7%    73.2%      100.0%
High.......................    14.4x     102.6x   145.1x     260.2x      14.7x    220.0%    96.2%      100.0%
Low........................     0.1x       2.1x    1.3x        2.8x     (0.5)x   (15.8)%    50.6%        3.8%

                      SELECTED BRAND AND APPAREL RETAILERS

                        January 1, 1997 to June 10, 2002

                                                               EQUITY VALUE/
                               ENTERPRISE VALUE/TARGET LTM   ------------------
                               ---------------------------    LTM NET             ONE-DAY
                               NET SALES    EBIT    EBITDA     INCOME     BOOK    PREMIUM   % OWNED   % ACQUIRED
                               ---------   ------   ------   ----------   -----   -------   -------   ----------
Mean.........................    0.9x       30.1x    9.3x      17.2x       6.0x     39.1%    55.3%       83.4%
Median.......................    0.6x       14.4x    7.3x      18.6x       1.8x     38.8%    56.5%      100.0%
High.........................    2.9x      184.3x   25.8x      31.1x      29.8x    114.9%    92.3%      100.0%
Low..........................    0.3x        6.3x    4.3x       1.3x       0.6x      7.1%    16.0%        7.7%

               SABI MULTIPLES AT AN IMPLIED STOCK PRICE OF $9.00

                                EQUITY VALUE/
ENTERPRISE VALUE/TARGET LTM   -----------------
---------------------------    LTM NET            ONE-DAY
NET SALES   EBIT    EBITDA      INCOME     BOOK   PREMIUM
---------   -----   -------   ----------   ----   -------
   0.7x      NM      31.5x        NM       1.0x    44.4%

     The resulting one-day premium range within each the two sets analyzed by Needham for its selected transaction analysis supported the 44.4% premium over the price of SABI's Common Stock as of June 10, 2002.

     No company, transaction or business used in the "Selected Company Analysis," "Selected Transaction Analysis," or "Discounted Cash Flow Analysis" as a comparison is identical to SABI or Victorinox. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segments, companies or transactions to which they are being compared.


     OTHER ANALYSES. In rendering its opinion, Needham considered various other analyses, including a history of trading prices and volumes for SABI, a purchase price sensitivity analysis that measured trading multiples at varying prices of SABI common stock and a current stockholder analysis of SABI. The history of trading prices and volumes for SABI established a trading precedent for the Company's stock over the last five calendar years. This trading precedent showed that the Company's stock was very thinly traded and showed that for the one year ending June 10, 2002, the trading price range was between $6.00 and $8.00 for 99.5% of the volume of shares traded. The purchase price sensitivity analysis was used as a mathematical tool to compare the multiples implied by a $9.00 offer price to multiples implied by other theoretical prices. The current stockholder analysis was used to determine the distribution of holdings among institutional, retail and inside investors.


     The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the parties. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham's opinion and its related analyses were only one of many factors considered by the Special Committee in its evaluation of the Proposal and should not be viewed as determinative of the views of the Special Committee with respect to the fairness of the offer price.

     Needham has not expressed any opinion as to the prices that SABI Common Stock will actually trade at any time. In addition, Needham expressed no opinion or recommendation as to whether or not stockholders of SABI should tender their shares pursuant to the Offer or as to any other matters relating to the Offer.


     Under the terms of the Needham engagement letter, SABI has paid or agreed to pay Needham a nonrefundable fee of $200,000 for rendering the Needham opinion, an engagement fee of $25,000 upon retaining Needham as a financial advisor and a fee of $25,000 upon receipt of an offer for the proposed transaction. None of the fees to be received by Needham are contingent upon successful completion of the Offer. SABI has also agreed to reimburse Needham for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, and to indemnify Needham and related parties against certain liabilities arising out of or in connection with or as a result of Needham's engagement as financial advisor to the Special Committee, including certain liabilities under the federal securities laws.



     We were informed by the Company that the Special Committee considered two investment banking firms and that the Special Committee retained Needham to provide an opinion as to the fairness of the offer based upon its experience and expertise as a financial advisor in mergers and acquisitions, Needham's familiarity with companies engaged in brand and apparel retail, and based on its fees which the Special Committee deemed to be competitive. Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.


VI.  RELATED PARTY TRANSACTIONS

     The Victorinox Group owns approximately 67.8% of the outstanding Common Stock. Victorinox is the supplier to the Company of the Victorinox(R) original Swiss Army(TM) knife, SwissTool(TM), SwissCard(R), and the majority of the Company's professional cutlery products. In the years ended December 31, 2001 and 2000 and for the first quarter of 2002, the Company purchased from Victorinox, knives and tools with a cost of approximately $23,940,000, $29,300,000 and $6,450,000, respectively. At December 31, 2001 and 2000 and at
March 31, 2002, the Company owed Victorinox approximately $5,930,000, $3,720,000 and $3,376,000 respectively, related to the purchase of knives and tools.

     Under the terms of the Company's distribution agreements with Victorinox, the Company is the exclusive distributor in the United States, Canada (with one minor exception for cutlery) and the Caribbean of the following products manufactured by Victorinox: Victorinox(R) original Swiss Army(TM) knife, SwissTool(TM), SwissCard(R), Victorinox(R) cutlery and Victorinox(R) Swiss-made watches. In addition the distribution agreements give the Company exclusive rights to use Victorinox trademarks and trade names in such territories with respect to those products. The U.S. Distribution Agreement was renewed in 1998 through December 12, 2003 and is subject to renewal at five year intervals at the Company's option unless, in any two consecutive years, purchases of products by the Company fall below the average purchases for 1981 and 1982, which was 19,766,035 CHF ($11,816,000).* The U.S. Distribution Agreement is also subject to termination by Victorinox if the Company fails to purchase quantities of Victorinox(R) original Swiss Army(TM) knives and cutlery (based on the Swiss franc purchase price) at least equal to 85% of the maximum amount of purchases of each in any preceding year. The Company has not been able to meet required minimum purchases of pocketknives from Victorinox for any of the last five years. Victorinox has the right to terminate the U.S. Distribution Agreement if the minimum purchase requirement in any year has not been met. However, in each of the past five years, Victorinox and the Company have agreed to an amount of pocketknives to be purchased by the Company in lieu of the minimum purchase requirement

     The Company's distribution rights in Canada, which were renewed in 1999, and in the Caribbean, which were renewed in 2000, have five-year terms, subject to renewal. If Victorinox elects not to renew the Company's exclusive rights to distribute in Canada, Victorinox must pay the Company $3,500,000.

     Pricing provisions assure that the prices paid by the Company for Victorinox products shipped to the United States will be as low as or lower than those charged to any other Victorinox customer. In addition, the Company is granted a 4% discount on purchases of pocket knives. For products shipped directly to Canada, the prices paid by the Company are Victorinox's regular export prices.

     Victorinox has also granted the Company the right to utilize and sub-license the Victorinox trademarks and the Victorinox Crest design to third parties for Victorinox(R) Travel Gear and Victorinox(R) Apparel.

     On July 30, 2001, the Company and Victorinox announced an agreement on the formation of Victorinox Swiss Army Watch S.A. ("VSA"), a new watch company that combines the watch businesses of the two companies outside the United States, Canada and the Caribbean in order to market and distribute watches under the Victorinox and Swiss Army trademarks in international markets. Each of the Company and Victorinox has a 50% equity interest in VSA. Pursuant to the VSA agreement, the board of VSA consists of two persons nominated by Victorinox and three persons nominated by the Company. The board members nominated by Victorinox are Charles Elsener, Sr. and Charles Elsener, Jr., and the board members nominated by the Company are Peter Gilson, Susanne Rechner and Franz Kellerhals. Each of the Company and Victorinox agreed to contribute up to 1,000,000 CHF ($598,000) in cash and an equal amount of its watch inventory outside the United States, Canada and the Caribbean. On November 1, 2001, VSA commenced

---------------

     * Conversion to U.S. dollars based on exchange rates used by the Company for preparation of its 2001 annual financial statements.

operations. In 2001, each of the Company and Victorinox contributed 300,000 CHF ($186,000) of cash in respect of their 1,000,000 CHF ($598,000) commitment, and the Company contributed approximately 2,221,000 CHF ($1,328,000) in inventory and Victorinox contributed approximately 2,015,000 CHF ($1,205,000) in inventory. VSA and Victorinox have entered into an agreement, effective as of June 20, 2002, pursuant to which Victorinox has agreed to defer until October 15, 2003 payment of 5,200,000 CHF (approximately $3,459,747) owed by VSA to Victorinox in respect of funds, property and services provided by Victorinox to VSA in excess of amounts required to be contributed to VSA by Victorinox under the July 30, 2001 agreement.


     On July 24, 2000, the Company and Victorinox each acquired 50% of the issued and outstanding capital stock of Xantia, S.A. ("Xantia"), a Swiss company that designs and manufactures watches. Pursuant to an agreement with Victorinox, the board of Xantia consists of two persons nominated by Victorinox and three persons nominated by the Company. The board members nominated by Victorinox are Charles Elsener, Sr. and Charles Elsener, Jr., and the board members nominated by the Company are Peter Gilson, Susanne Rechner and Annett Spycher. Xantia is the principal supplier of watches to the Company and the Company purchases substantially all of its Swiss Army Brand Watches from Xantia. Victorinox and VSA also purchase watches from Xantia. In the years ended December 31, 2000 and 2001 and for the first quarter of 2002, the Company purchased from Xantia watches with an aggregate cost of $17.4 million, $18.1 million and $4.9 million, respectively. In the years ended December 31, 2000 and 2001 and for the first quarter of 2002, Victorinox purchased from Xantia watches with an aggregate cost of approximately $17,000, $700,000 and $0, respectively. In the year ending December 31, 2001 and for the first quarter of 2002, VSA purchased from Xantia watches with an aggregate cost of approximately $1.0 million and $1.5 million, respectively.

     As a result of the commercial relationships described above between Victorinox and the Company, representatives of Victorinox and the Company confer on a daily basis.

     In July 1994, the Company entered into a Services Agreement with Brae Group, Inc. ("Brae"), a corporation of which Victorinox owns slightly less than 50% and which, through ownership of a class of "super voting" stock, is controlled by Louis Marx, Jr., a director of the Company. Under the Services Agreement, Brae provided various services to the Company for a period of four years relating to maintaining, enhancing and expanding the Company's relationship with Victorinox. In exchange for these services, Brae received an option to purchase 500,000 shares of Common Stock at the then current market price of $10.75 per share.

     On April 23, 1998, the Company entered into an agreement with Brae Capital Corporation ("Brae Capital"), a wholly owned subsidiary of Brae, whereby Brae Capital supplies the Company with legal services, which services are provided by Herbert M. Friedman, a Vice President and General Counsel and a director of the Company. The fees for these services have been and are expected to continue to be approximately $15,000 per month in 2002. The fees incurred for 2001 were approximately $180,000. This agreement can be terminated by either party upon thirty days' written notice.

     On November 8, 2000, Brae issued 1,020,340 shares of its Class A Common Stock to Victorinox pursuant to a subscription agreement entered into between Brae and Victorinox in 1995.

     During December 1999 and January and March 2000, the Victorinox Personnel Welfare Fund, a stockholder of Victorinox, advanced an aggregate of $7,560,000 to Brae Capital pursuant to a promissory note executed by Brae Capital in December 1999. This indebtedness, as well as other indebtedness owed by Brae Capital to Victorinox and/or its affiliates, was satisfied and cancelled in connection with the sale by Brae to Victorinox of 1,917,900 shares of the Common Stock on December 13, 2000, for an aggregate purchase price of $9,589,500. In connection with such sale of Common Stock, Brae also issued to Victorinox a promissory note in the principal amount of $825,070.99, which amount represented the excess of the cancelled indebtedness over the purchase price for the shares of Common Stock sold by Brae to Victorinox. The promissory note was due and payable on August 23, 2001 and bears interest at the rate of 10% per annum. No demand for payment has been made by Victorinox and Brae and Victorinox are in the process of discussing resolution of the indebtedness.

     The following paragraphs contain a summary of direct and indirect interests that Victorinox and/or Charles Elsener, Sr. have in certain companies with which the Company and/or certain directors of the Company have a relationship.

     The Company, Charles Elsener, Sr., Charles Elsener, Jr., Brae Capital, Clark Bailey (a director of the Company), A. Clinton Allen (a director of the Company), Stanley R. Rawn, Jr. (Senior Managing Director of and a director of the Company) and Herbert M. Friedman (Vice President and General Counsel and a director of the Company) are investors in Highgate Capital LLC ("Highgate"). Highgate is a private equity firm specializing in middle market acquisitions, recapitalizations and expansion capital investments. The Company owns 890,776 Preferred Units of Highgate, currently representing approximately 10.9% of the equity of Highgate. Charles Elsener, Sr. owns 1,142,858 Series B Preferred Units of Highgate, currently representing approximately 14.0% of the equity of Highgate. Brae Capital owns 2,279,763 Series B Preferred Units and 490,000 Common Units of Highgate, currently representing, in the aggregate, approximately 33.8% of the equity of Highgate. United Investors Group, Inc. ("UIG"), a private company 49.2% owned by Brae Capital, owns 193,652.6 Series B Preferred Units of Highgate, currently representing approximately 2.4% of the equity of Highgate. Mr. Marx is a director and co-chairman of UIG. None of Mr. Bailey, Mr. Allen, Mr. Rawn or Mr. Friedman owns greater than 2% of the equity of Highgate. Mr. Marx, Mr. Rawn and Mr. Friedman serve as directors of Highgate.

     Mr. Marx is the owner of 250 management units issued by ShipXact.com Holdings LLC, the principal shareholder of ShipXact.com, Inc., Highgate's most significant investment. These units entitle the holders thereof to a profit participation in realized profits on ShipXact.com, Inc.

     In 1996, Highgate distributed pro-rata to its members all of its interest in Victory Ventures LLC ("Victory Ventures"), a private equity firm specializing in small market venture capital investments. The Company received in the distribution, and continues to hold, 890,776 preferred units of Victory Ventures, currently representing approximately 1.2% of the equity of Victory Ventures. Brae Capital currently owns 7,407,035 of Victory Ventures' Series A Preferred Units, currently representing approximately 11.0% of the equity of Victory Ventures. UIG owns 6,841,784 Series A Preferred Units of Victory Ventures, currently representing approximately 10.2% of the equity of Victory Ventures. Charles Elsener, Sr. and Charles Elsener, Jr. currently own 10,768,875 and 248,316, respectively, Series A Preferred Units of Victory Ventures, currently representing a 16.0% and 0.37% respectively, of the equity of Victory Ventures. Mr. Marx, Mr. Rawn, Mr. Friedman, Robert S. Prather, Jr. (a director of the Company) and John V. Tunney (a director of the Company) serve as directors of Victory Ventures. Mr. Marx is also a consultant to Victory Ventures.

     In 2001, Victory Ventures distributed pro-rata to its members all of its interest in East River Ventures I, LP ("East River I"), a private equity firm specializing in small market venture capital investments. The Company received in the distribution a 1.2% ownership interest in East River I. In addition, Brae Capital is currently the owner of approximately 23.3% of Victory Partners, LLC, which in turn, owns approximately 2.3% of East River I. Charles Elsener, Sr. and Charles Elsener, Jr. currently own approximately 15.8% and 0.37%, respectively, of the equity of East River I. Mr. Marx owns 33.3% of ERV Partners LLC, which is the general partner of East River I.

     Brae and Brae Capital collectively own 83.8% of the outstanding capital stock of Brae Land Corp. ("Brae Land"), a company that owns real estate in New York State. Mr. Marx owns less than 0.1% of the outstanding capital stock of Brae Land. Charles Elsener, Sr., owns 15.6% of the outstanding capital stock of Brae Land.

VII.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     No transactions in the Shares have been effected during the past 60 days by Victorinox or Purchaser or, to the best of their knowledge, any associate or majority owned subsidiary of Victorinox or Purchaser, the Company, any pension, profit-sharing or similar plan of the Company or any person listed in Schedule I hereto, other than the issuance of shares by the Company pursuant to the exercise of outstanding options by persons who are not directors, executive officers or affiliates of the Company. Neither Victorinox nor Purchaser has made any underwritten public offering of the Shares during the past three years that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of

1933 pursuant to Regulation A thereunder. Victorinox and Charles Elsener, Sr. purchased an aggregate of 2,368,500 Shares during the last two years at per share prices that ranged between $4.84375 and $6.70 with an average price per Share of $5.8443. See Schedule II.

VIII.  INTERESTS OF CERTAIN PARTIES IN THE OFFER AND THE MERGER

     In considering the recommendations of the Special Committee with respect to the Offer and the fairness of the consideration to be received in the Offer, stockholders should be aware that Victorinox has certain interests that present actual or potential conflicts of interest in connection with the Offer and Merger. See Section VI. As a result of the Victorinox Group's current ownership of approximately 67.8% of the outstanding Common Stock, Victorinox may be deemed to control the Company. The Special Committee was aware of these actual and potential conflicts of interest and considered them along with other matters.


     Directors and Officers. The Company has advised Victorinox that, to the best of its knowledge after reasonable inquiry, all of the Company's executive officers, directors and affiliates (other than certain officers of the Company who were not involved or aware of the negotiations or deliberations related to the Offer and have not indicated their intent because they have no basis upon which to make a determination) currently intend to tender to Purchaser all Shares held of record or beneficially owned by such person, as of the expiration of the Offer including: Peter W. Gilson, A. Jeffrey Turner, Louis Marx, Jr., Stanley R. Rawn, Jr., Herbert M. Friedman, Thomas M. Lupinski, James R. Cary, Susanne Rechner, Robert W. McElroy, Marc A. Gold, A. Clinton Allen, Clarke H. Bailey, Robert S. Prather, Jr., John Spencer, John V. Tunney and Michel H. Thievent, the Chief Executive Officer of the Company's affiliate, Xantia. The Company has advised Victorinox that, to the best of its knowledge after reasonable inquiry, none of the executive officers, directors and affiliates of the Company listed above has made a recommendation either in support of or opposed to the Offer other than A. Clinton Allen and Robert S. Prather, Jr., who made a joint recommendation in support of the Offer as members of the Special Committee. None of the Company's executive officers and directors has entered into an agreement with Victorinox obliging such person to tender Shares in the Offer.


     Ownership of Shares By the Victorinox Group. The following table sets forth, as of July 15, 2002, information concerning the beneficial ownership of Shares for each member of the Victorinox Group that holds Shares, including directors and executive officers of Victorinox and Purchaser. Unless otherwise indicated, all such Shares are owned directly, and the indicated person or entity has sole voting and investment power. "Beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the "beneficial owner" of securities that can be acquired within 60 days from July 15, 2002 through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed to be outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 8,275,811 Shares outstanding as of July 15, 2002.


                                                              NUMBER OF SHARES
NAME                                                         BENEFICIALLY OWNED   PERCENT OF ALL SHARES
----                                                         ------------------   ---------------------
Charles Elsener, Sr........................................     5,609,105(1)             67.8%
Victorinox AG..............................................       5,262,400              63.6%
Charles Elsener, Jr. ......................................              --                 --
Eduard Elsener.............................................              --                 --


---------------

(1) Consists of 346,705 Shares directly held by Mr. Elsener and 5,262,400 Shares held directly by Victorinox AG, which corporation Mr. Elsener may be deemed to control. Mr. Elsener and Victorinox share with each other the power to vote or direct the vote, and to dispose or direct disposition of, the 5,262,400 shares of Common Stock held by Victorinox.

     Ownership of Shares By the Directors or Executive Officers of the
Company: The following table sets forth as of July 15, 2002 the information concerning the beneficial ownership of outstanding Shares for each director and executive officer of the Company, as reported to the Purchaser after inquiry to the Company. Unless otherwise indicated, all such Shares are owned directly, and the indicated person or entity has sole voting and investment power. "Beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the "beneficial owner" of securities that can be acquired within 60 days from July 15, 2002 through the exercise of any option, warrant or right. The Company has informed Victorinox that it intends to fully vest all employee stock options immediately prior to the Merger. Accordingly, the table below includes all options granted to each individual, whether or not currently vested. Shares of common stock subject to options, warrants or rights are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed to be outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 8,275,811 Shares outstanding as of July 15, 2002.

                                                              NUMBER OF SHARES
NAME                                                         BENEFICIALLY OWNED   PERCENT OF ALL SHARES
----                                                         ------------------   ---------------------
Louis Marx, Jr.............................................        524,022(1)              6.0%
Peter W. Gilson............................................        245,000(2)              2.9%
A. Jeffrey Turner..........................................         57,500(3)              *
Thomas M. Lupinski.........................................        102,119(4)              1.2%
Susanne Rechner............................................         30,000(5)              *
James R. Cary..............................................         62,500(6)              *
A. Clinton Allen...........................................         51,000(7)              *
Clarke H. Bailey...........................................         43,000(8)              *
Herbert M. Friedman........................................          3,368                 *
Robert S. Prather, Jr......................................         55,823(9)              *
Stanley R. Rawn, Jr........................................        142,711(10)             1.7%
John Spencer...............................................         11,000(11)             *
John V. Tunney.............................................         11,000(12)             *
Marc A. Gold...............................................         41,750(13)             *
Robert W. McElroy..........................................         60,010(14)             *
All directors and executive officers as a group............      1,440,803(15)            15.1%

---------------

 (1) Includes 4,292 Shares held by a trust for the benefit of Mr. Marx, and 500,000 Shares issuable upon the exercise of a stock option held by Brae Group, Inc., which corporation Mr. Marx may be deemed to control. The exercise price for the stock option is $10.75 per share.

 (2) Includes 244,000 shares subject to options held by Mr. Gilson, of which 50,000 have a per share exercise price of $9.00 or less.

 (3) Includes of 55,000 shares subject to options held by Mr. Turner, all of which have a per share exercise price of $9.00 or less.

 (4) Includes 85,000 shares subject to options held by Mr. Lupinski, of which 55,000 have a per share exercise price of $9.00 or less.

 (5) Consists of 30,000 shares subject to options held by Ms. Rechner, all of which have a per share exercise price of $9.00 or less.

 (6) Includes 60,000 shares subject to options held by Mr. Cary, of which 55,000 have a per share exercise price of $9.00 or less.

 (7) Includes 50,000 shares subject to options held by Mr. Allen, of which 15,000 have a per share exercise price of $9.00 or less.

 (8) Includes 40,000 shares subject to options held by Mr. Bailey, of which 15,000 have a per share exercise price of $9.00 or less.

 (9) Includes 10,000 shares subject to options held by Mr. Prather, all of which have a per share exercise price of $9.00 or less.

(10) Includes 100,000 shares subject to options held by Mr. Rawn, none of which have a per share exercise price of $9.00 or less.

(11) Includes 10,000 shares subject to options held by Mr. Spencer, all of which have a per share exercise price of $9.00 or less.

(12) Includes 10,000 shares subject to options held by Mr. Tunney, all of which have a per share exercise price of $9.00 or less.

(13) Includes 40,000 shares subject to options held by Mr. Gold, all of which have a per share exercise price of $9.00 or less.

(14) Includes 60,000 shares subject to options held by Mr. McElroy, of which 35,000 have a per share exercise price of $9.00 or less.

(15) Includes 1,294,000 shares subject to options held by all directors and executive officers as a group.

  *  Less than 1%.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not theretofore properly withdrawn. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, August 19, 2002, unless and until Purchaser shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Subject to applicable law and the rules and regulations of the SEC, Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension in the manner described below. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

     Subject to applicable law and the rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Purchaser also expressly reserves the right:

     - to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer if any of the conditions referred to in Section 13 has not been satisfied or upon the occurrence of any of the events specified in Section 13; or

     - waive any condition, other than the Minimum Condition, or otherwise amend the Offer in any respect,

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules l4d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     If Purchaser is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "Section 4. Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended until the expiration of such ten business day period. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), l4d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to Rule 14d-11 of the Exchange Act, after the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived, and subject to certain other conditions, Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period") pursuant to which Purchaser may add a period of between three and 20 business days to permit additional tenders of Shares not tendered during the period of the Offer prior to the Expiration Date. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days, by giving oral or written notice of such extension to the Depositary. SHARES TENDERED IN A SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 13, Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See
Section 14. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

     In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR THE SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.


     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder and for any other stockholder having similar defects or irregularities in the tender of their Shares. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED TO THE SATISFACTION OF PURCHASER. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.


     Appointment. By executing the Letter of Transmittal as set forth above, each tendering stockholder will irrevocably appoint designee(s) of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designee(s) of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD AND PAY OVER TO THE INTERNAL REVENUE SERVICE A PORTION OF THE AMOUNT OF ANY PAYMENTS PURSUANT TO THE OFFER. IN ORDER TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS TO CERTAIN STOCKHOLDERS OF THE OFFER PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 21, 2002.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

     No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE

UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

     The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

     A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares trade on the Nasdaq National Market ("Nasdaq") under the symbol "SABI." The following table sets forth, for the periods indicated, the high and low closing sales prices per Share for the periods indicated. Share prices are as reported on the Nasdaq based on published financial sources.

                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year Ended December 31, 2000
  First Quarter.............................................  $ 8.50   $ 4.75
  Second Quarter............................................   6.875     5.00
  Third Quarter.............................................    6.00     4.12
  Fourth Quarter............................................   6.438    5.188
Fiscal Year Ended December 31, 2001
  First Quarter.............................................  $6.313   $ 5.75
  Second Quarter............................................    7.00    6.094
  Third Quarter.............................................   8.031     6.00
  Fourth Quarter............................................   6.938    6.156
Fiscal Year Ending December 31, 2002
  First Quarter.............................................  $ 6.10   $ 6.90
  Second Quarter............................................    9.05     6.07
  Third Quarter (through July 22)...........................    9.05     8.90

     On July 22, 2002 the last full day of trading before the commencement of the Offer, the closing price of the Shares on Nasdaq was $9.01 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has never paid a cash dividend on the Shares. On September 10, 1987, the Company effected a one-for-one stock dividend.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The Company is a Delaware corporation with its principal offices located at One Research Drive, Shelton, CT, 06484. The telephone number for the Company is (203) 929-6391. The Company imports, manufactures and distributes consumer products, including watches, pocketknives, cutlery, multi-tools and sunglasses.

     Summary Financial Information. Set forth below is certain summary financial information for the Company and its consolidated subsidiaries excerpted from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 2002. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein.

     Victorinox has no knowledge that any of the selected financial information set forth below or the information contained in other materials filed with the SEC is untrue, or of any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information. Nonetheless, the selected financial information was compiled by the Company, not Victorinox. Materials filed by the Company with the SEC may be examined and copied in the manner set forth below.

                                                     THREE MONTHS ENDED
                                                          MARCH 31,        YEAR ENDED DECEMBER 31,
                                                     -------------------   -----------------------
                                                       2002       2001        2001         2000
                                                     --------   --------   ----------   ----------
                                                         (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Net revenues.......................................  $ 24,741   $ 21,023    $114,629     $132,022
Gross profit.......................................    10,313      7,736      46,314       50,706
Selling, general and administrative expenses.......    11,322     11,410      50,054       47,467
                                                     --------   --------    --------     --------
Operating income (loss)............................    (1,009)    (3,674)     (3,740)       3,239
                                                     --------   --------    --------     --------
Total interest and other income (expense), net.....      (162)      (218)        504          304
                                                     --------   --------    --------     --------
Income (loss) before income taxes..................    (1,171)    (3,892)     (3,236)       3,543
Income tax provision (benefit).....................      (343)    (1,585)       (344)       1,579
Minority interest..................................       108        (48)        260          (49)
                                                     --------   --------    --------     --------
Net income (loss)..................................  $   (936)  $ (2,259)   $ (3,152)    $  2,013
                                                     ========   ========    ========     ========
Income (loss) per share:
  Basic............................................  $  (0.11)  $  (0.27)   $  (0.39)    $   0.25
  Diluted..........................................  $  (0.11)  $  (0.27)   $  (0.39)    $   0.25
BALANCE SHEET DATA:
Current assets.....................................  $ 71,484   $ 70,765    $ 73,109     $ 78,612
Total assets.......................................   112,595    115,925     114,134      124,449
Current liabilities................................    23,932     21,503      24,647       21,002
Total liabilities..................................    31,328     33,810      31,730       31,715
Stockholders' equity...............................    74,611     76,756      75,760       80,684
Cash dividends per common share....................  $     --   $     --    $     --     $     --
Book value per share...............................  $   9.02   $   9.27    $   9.16     $   9.75

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although Victorinox and Purchaser do not have any knowledge that any such information is untrue, neither Victorinox nor Purchaser takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

8.  CERTAIN INFORMATION CONCERNING VICTORINOX AND PURCHASER.

     General. Victorinox is a corporation organized under the laws of Switzerland with its principal offices located at Schmiedgasse 57, CH-6438, Ibach-Schwyz, Switzerland. The telephone number of Victorinox is

41 41 81 81 211. Victorinox is the creator and producer of the Victorinox(R) original Swiss Army(TM) knife. Victorinox produces over 400 types of household and professional knives, and its products are exported to over 100 countries.

     Purchaser is a Delaware corporation with its principal offices located at Schmiedgasse 57, CH-6438, Ibach-Schwyz, Switzerland. The telephone number of Purchaser is 41 41 81 81 211. Purchaser is a wholly owned subsidiary of Victorinox. Purchaser was formed for the purpose of making a tender offer for all of the common stock of the Company and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

     The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for each director for at least the last five (5) years and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupation, positions, offices or employment for the past five (5) years of each of the executive officers of Victorinox and Purchaser and certain other information are set forth in Schedule I hereto.

     Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Victorinox and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Victorinox filings with respect to the Company are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates.

9.  SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon Victorinox's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer.


     Victorinox and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger will be approximately $25,800,000, plus approximately $428,000 in related fees and expenses for Victorinox. Victorinox has available to it sufficient funds to close the Offer and the Merger, and will cause Purchaser to have sufficient funds available to close the Offer and the Merger.


10.  APPRAISAL RIGHTS.

     Appraisal Rights. Under the DGCL, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company who have not tendered their Shares in the Offer and who comply with the requirements of Section 262 of the DGCL will have the right to dissent and demand appraisal of their Shares if the Merger is consummated. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983) the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

     The foregoing description of appraisal rights is not complete and is qualified in its entirety by reference to Section 262 of the DGCL, which is attached to this Offer to Purchaser as Schedule III.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

11.  CERTAIN EFFECTS OF THE OFFER.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     Purchaser intends to cause the delisting of the Shares by NASDAQ following consummation of the Offer.

     Stock Quotation. The Shares are quoted on Nasdaq. According to the published guidelines of Nasdaq, the Shares will likely no longer be eligible for quotation on Nasdaq if, among other things, the number of publicly held Shares falls below 750,000 or the number of record holders of round lots falls below
400. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

     If the Shares cease to be quoted on Nasdaq, the market for the Shares will likely be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the

Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on Nasdaq. Victorinox and Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

12.  DIVIDENDS.

     If, on or after the date hereof, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date hereof, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on the date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on the Company's stock transfer records, then (i) the Offer Price and other terms of the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance and proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Purchaser in its sole discretion.

13.  CERTAIN CONDITIONS OF THE OFFER.

     Purchaser shall not be required to commence or continue the Offer; or accept for payment, purchase or pay for any Shares tendered; may postpone the acceptance for payment, the purchase of, and/or payment for, Shares; and/or may amend or terminate the Offer; if: (1) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares beneficially owned by the Victorinox Group, represents not less than 90% of all outstanding shares of common stock of the Company (the "Minimum Condition"), or (2) at any time prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events (each, an "Event") shall have occurred (each of paragraphs (a) through (k) providing a separate and independent condition to Purchaser's obligations pursuant to the Offer):

          (a) the Company shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any merger, consolidation, other business combination, recapitalization, liquidation or dissolution, or any purchase or other acquisition or sale or other disposition of assets (other than in the ordinary course of business) or shares of capital stock of the Company or any of its Subsidiaries (other than in connection with the exercise of options to purchase Common Stock), or any similar transaction involving the Company or any subsidiary or division of the Company or any subsidiary (the foregoing being collectively referred to as a "Business Combination"), any material change in its capitalization, or any release or relinquishment of any material contract or other rights not in the ordinary course of business; or

          (b) the Special Committee of the Board of Directors of the Company shall not have withdrawn, amended or qualified in any way (i) its determination that the Offer is advisable, fair to and in the best interests of the stockholders of the Company (other than Victorinox and its affiliates) or (ii) its recommendation that stockholders accept the Offer and tender their Shares in the Offer; or

          (c) it shall have been publicly disclosed, or Purchaser or the Company shall have learned that: (i) any person, entity (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) of the Exchange Act) (a "Person") shall have (x) acquired or become the beneficial owner of more than 10% of the outstanding Shares, or
     (y) been granted by the Company any warrant, option or right, conditional or otherwise, to acquire beneficial ownership of more than 10% of the outstanding Shares or (ii) any new group shall have been formed which beneficially owns more than 10% of the Shares, or (iv) any Person shall have commenced, or publicly proposed to commence, a tender offer for outstanding Shares, or publicly proposed any Business Combination; or


          (d) with respect to any pending action or proceeding before any court, government or governmental authority or agency: (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, payment for, or the purchase of, some or all of the Shares by Purchaser or seeking to obtain material damages in connection with the Offer or the Merger; (ii) seeking to impose or confirm limitations on the ability of Purchaser effectively to exercise full rights of ownership and control of any Shares acquired pursuant to the Offer or otherwise (directly or indirectly), on all matters properly presented to the Company's stockholders; (iii) seeking to require divestiture by Purchaser of any Shares; or (iv) which otherwise might materially adversely affect Purchaser, the Company or any of their respective subsidiaries or affiliates; there shall not have been a material adverse change in the status of any such action or proceeding as reasonably determined by Purchaser; or



          (e) there shall be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency which may, directly or indirectly, result in any of the consequences referred to in paragraph
     (d) above; or


          (f) the Company's published financial statements, other filings with the SEC, and any other material information submitted to Victorinox, Purchaser or their Representatives (as defined below) in writing in connection with the transactions contemplated in this Offer to Purchase shall not be and remain true and correct in all material respects; or

          (g) the Company and its officers, directors, employees, professionals and other advisors (including attorneys, accountants and other professionals) ("Representatives") shall not at all relevant times grant to Victorinox, Purchaser and their Representatives timely access to the books, records and facilities of the Company and its subsidiaries; or

          (h) all other legal matters incidental to the Offer and the proposed Merger shall not be reasonably satisfactory to Victorinox, Purchaser and counsel thereto; or

          (i) there shall have occurred: (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Europe, or (iii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of Purchaser, might affect the extension of credit by banks or other lending institutions in the United States, or (iv) any material change in European or any other currency exchange rates or any suspension of, or limitation on, the markets therefore, or (v) any extraordinary adverse change in the financial markets, or (vi) any change in the general political, market, economic or financial conditions in Europe or abroad that could have a material adverse effect upon the business or operations of the Company or any of its subsidiaries or affiliates or the trading of the Shares, or (vii) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving Europe or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or which, in the sole judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such condition, make it inadvisable to proceed with acceptance for payment or purchase of or payment for any Shares tendered.


     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such condition, including (without limitation) any action or inaction by Purchaser, or, except for the Minimum Condition, may be waived by Purchaser in whole at any time or in part from time to time prior to the expiration of the Offer in its sole discretion. All conditions to the Offer will be satisfied or waived by the Purchaser prior to the expiration of the Offer. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time prior to acceptance of the Shares and from time to time. Any determination by Purchaser concerning any Event shall be final and binding upon all parties.


14.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as described in this Section 14, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Victorinox as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 13.

     State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

     In Edgar v. MITE Corp., 457 U.S. 624 (1982) the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, 481 U.S. 69 (1987) the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., 679 F.Supp 1022 (WD Okla 1987) a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v McReynolds, 865 F.2d 99 (6th Cir 1989) a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three (3) years following the date such person became an interested stockholder. Victorinox believes that Section 203 does not present a restriction on the consummation of the Offer and the Merger because it has been an interested stockholder for more than three years.

     Purchaser is not aware of any state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 13.

     Certain litigation. The Company, certain officers and directors of the Company, and Victorinox have been named as defendants in four purported stockholder class action suits. See Section II. Three of the lawsuits were filed in the Delaware Court of Chancery in and for New Castle County during the second week of June 2002 and are captioned, Eugenia G. Vogel v. Swiss Army Brands, Inc., et al., Civil Action No. 19698, John Calabria v. Swiss Army Brands, Inc., et al., Civil Action No. 19699, and Alan R. Kahn v. Swiss Army Brands, Inc., et al., Civil Action No. 19701 (collectively, the "Delaware Actions"). The fourth lawsuit was filed in the Connecticut Superior Court, Judicial District of Ansonia-Milford at Milford, during the third week of June 2002, and is captioned Brickell Partners v. Peter W. Gilson, et al. (the "Connecticut Action").

     The allegations in the Delaware Actions are substantially similar and assert a variety of claims, including allegations that Victorinox's proposed offer price of $9.00 in cash per Share is unfair and grossly inadequate; that the Company, the officers and directors of the Company, and Victorinox have breached their fiduciary duties to the public stockholders not affiliated with Victorinox in connection with Victorinox's proposal; and that the timing of Victorinox's proposal is unfair. The Connecticut Action contains similar allegations and further alleges that appropriate steps and procedural safeguards are not being taken to ensure that the stockholders of the Company not affiliated with Victorinox will receive fair value for their Shares in the proposed transaction. The Delaware Actions and the Connecticut Action pray for, among other things, damages in an unspecified amount, injunctive relief, rescission of the proposed transaction and rescissory damages in the event the proposed transaction is consummated, and attorneys' fees and costs.

15.  FEES AND EXPENSES.

     Victorinox and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and American Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Neither Victorinox nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     Victorinox and Purchaser has paid or will be responsible for paying the following expenses incurred or estimated to be incurred in connection with the Offer and the Merger:


Financial Advisor Fees......................................  $      0
Filing Fees.................................................     2,953
Legal Fees and Expenses.....................................   300,000
Accounting Fees and Expenses................................         0
Depositary Costs............................................    20,000
Information Agent Costs.....................................     5,000
Printing and Mailing Costs..................................    75,000
Miscellaneous...............................................    25,000
                                                              --------
     Total..................................................  $427,953


     Purchaser has not made any provision in connection with the Offer to grant the Company's stockholders access to its files or provide counsel, legal advice or appraisal services at Purchaser's expense. In addition, the Company will incur its own fees and expenses in connection with the Offer.

16.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF VICTORINOX OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7.

SABI Acquisition Corp.
July 23, 2002

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            VICTORINOX AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF VICTORINOX. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director for at least the past five (5) years and the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years for each executive officer of Victorinox. The current business address of each person is Schmiedgasse 57, CH-6438 Ibach-Schwyz, Switzerland and the current phone number is 41 41 81 81 211. During the last five years, neither Victorinox nor, to the best knowledge of Victorinox, any of the persons listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Each person is a citizen of Switzerland.

NAME                                                       BUSINESS EXPERIENCE
----                                                       -------------------
Charles Elsener, Sr..................  Charles Elsener, Sr. has served as the Chairman and Chief
                                       Executive Officer of Victorinox for more than the past five years.
Charles Elsener, Jr..................  Charles Elsener, Jr. currently serves as the President and
                                       Director of Victorinox and has served as the President of
                                       Victorinox for more than the past five years.
Eduard Elsener.......................  Eduard Elsener has served as the Senior Vice
                                       President -- Production and Director of Victorinox for more than the past five years.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for each director for the past five (5) years and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each of the executive officer of Purchaser. The current business address of each person is Schmiedgasse 57, CH-6438 Ibach-Schwyz, Switzerland and the current phone number is 0041 41 81 81 211. During the last five years, neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Each person is a citizen of Switzerland.

NAME                                                       BUSINESS EXPERIENCE
----                                                       -------------------
Charles Elsener, Jr..................  Charles Elsener, Jr. currently serves as the President and
                                       Director of Victorinox, and has served as the President of
                                       Victorinox for more than the past five years. Charles
                                       Elsener, Jr. is also the President, Secretary, Treasurer and sole director of Purchaser.

                                                                     SCHEDULE II



           PURCHASES OF SHARES BY VICTORINOX AND CHARLES ELSENER, SR.


                           DURING THE LAST TWO YEARS



     Unless otherwise indicated, all Shares purchased below were acquired in open market block transactions.



1.  PURCHASES BY CHARLES ELSENER, SR.



                                                        NUMBER OF SHARES   AVERAGE PURCHASE
                                                           PURCHASED       PRICE PER SHARE
                                                        ----------------   ----------------
Third Quarter 2000....................................      285,205(1)         $4.92
Fourth Quarter 2000...................................       61,500(2)         $5.81748



2.  PURCHASES BY VICTORINOX



                                                        NUMBER OF SHARES   AVERAGE PURCHASE
                                                           PURCHASED       PRICE PER SHARE
                                                        ----------------   ----------------
Fourth Quarter 2000...................................     1,917,900(3)        $5.00
First Quarter 2001....................................        82,500(4)        $6.34811
Second Quarter 2001...................................        87,500(5)        $6.55029
Third Quarter 2001....................................        97,400(6)        $6.57988
Fourth Quarter 2001...................................         8,700(7)        $6.67471


---------------


(1) On September 14, 2000, Charles Elsener, Sr. purchased 248,205 shares of Common Stock in an open market block trade transaction for an aggregate purchase price of $1,202,243 paid in cash from Mr. Elsener's personal funds. On September 26, 2000, Charles Elsener, Sr. purchased 37,000 shares of Common Stock in an open market block trade transaction for an aggregate purchase price of $201,187.50 paid in cash from Mr. Elsener's personal funds.



(2) In October 2000, Charles Elsener, Sr. purchased: (i) 20,000 shares of Common Stock in an open market block trade transaction on October 10, 2000 for an aggregate purchase price of $115,000, paid in cash from Mr. Elsener's personal funds, (ii) 27,500 shares of Common Stock in an open market block trade transaction on October 10, 2000 for an aggregate purchase price of $160,875, paid in cash from Mr. Elsener's personal funds, and (iii) 14,000 shares of Common Stock in an open market block trade transaction on October 24, 2000 for an aggregate purchase price of $81,900, paid in cash from Mr. Elsener's personal funds.



(3) On November 16, 2000, Victorinox and Brae Group, Inc. entered into a letter agreement pursuant to which Victorinox purchased 1,917,900 shares of Swiss Army for $9,589,500 in the aggregate. These Shares were acquired from Brae Group, Inc. in satisfaction and cancellation of certain indebtedness owed by Brae to Victorinox.



(4) During the period of January 2001 through March 2001, Victorinox purchased:
    (i) 40,000 shares of Common Stock in an open market transaction on January 18, 2001 for an aggregate purchase price of $248,000, (ii) 40,800 shares of Common Stock in an open market transaction on March 13, 2001 for an aggregate purchase price of $265,200, and (iii) 1,700 shares of Common Stock in an open market transaction on March 14, 2001 for an aggregate purchase price of $10,518.75. The $523,718.55 aggregate purchase price paid by Victorinox for the shares was paid in cash from Victorinox's working capital.



(5) During the period of April 2001 through June 2001, Victorinox purchased: (i) 15,000 shares of Common Stock in an open market transaction on April 20, 2001 for an aggregate purchase price of $95,700, (ii) 17,500 shares of Common Stock in an open market transaction on May 1, 2001 for an aggregate purchase price of $110,950, (iii) 25,000 shares of Common Stock in an open market transaction on May 29, 2001 for an aggregate purchase price of $165,500, and (iv) 30,000 shares of Common Stock in an open market transaction on June 27, 2001 for an aggregate purchase price of $201,000. The $573,150 aggregate purchase price paid by Victorinox for shares was paid in cash from Victorinox's working capital.

(6) During the period of August 2001 through September 2001, Victorinox purchased: (i) 15,000 shares of Common Stock in an open market transaction on August 13, 2001 for an aggregate purchase price of $98,250, (ii) 26,000 shares of Common Stock in an open market transaction on September 5, 2001 for an aggregate purchase price of $175,500, (iii) 12,000 shares of Common Stock in an open market transaction on September 5, 2001 for an aggregate purchase price of $83,760, (iv) 17,500 shares of Common Stock in an open market transaction on September 18, 2001 for an aggregate purchase price of $115,850, (v) 1,000 shares of Common Stock in an open market transaction on September 21, 2001 for an aggregate purchase price of $6,380, (vi) 12,500 shares of Common Stock in an open market transaction on September 25, 2001 for an aggregate purchase price of $79,125, or $6.33 per share, (vii) 10,900 shares of Common Stock in an open market transaction on September 26, 2001 for an aggregate purchase price of $66,490, and (viii) 2,500 shares of Common Stock in an open market transaction on September 28, 2001 for an aggregate purchase price of $15,525. The $640,880 aggregate purchase price paid by Victorinox for the shares was paid in cash from Victorinox's working capital.



(7) On October 5, 2001, Victorinox purchased: (i) 7,600 shares of Common Stock in an open market transaction for an aggregate purchase price of $50,920; and (ii) on October 10, 2001, 1,100 shares of Common Stock in an open market transaction for an aggregate purchase price of $7,150. The $58,070 aggregate purchase price paid by Victorinox for the shares was paid in cash from Victorinox's working capital.

                                                                    SCHEDULE III

                   SECTION 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE
               RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS

sec. 262.  Appraisal rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 and sec. 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall

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

     be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or

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

compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                   By Manually Signed Facsimile Transmission
                       (for Eligible Institutions only):

                                 (718) 234-5001

                             Confirm by Telephone:

                                 (718) 921-8200


    By Overnight Courier:                  By Mail:                        By Hand:
       6201 15th Avenue                 59 Maiden Lane                  59 Maiden Lane
      Brooklyn, NY 11219              New York, NY 10038              New York, NY 10038

                               OTHER INFORMATION:

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)

                                       or

                         Call Toll-Free (800) 322-2885

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